Transamerica Income Shares, Inc.

RESULTS OF SHAREHOLDER PROXY (unaudited)

Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled “Reports to Stockholders of Management Companies,” requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Directors of the Fund solicited a vote by the shareholders for the following items.

At a special meeting of shareholders held on July 6, 2006, the results of Proposal 1 were as follows:

Proposal 1: To elect ten Directors to the Board of Directors

                                                             For   Withheld

Peter R. Brown    5,742,805.340  108,964.544
Daniel Calabria   5,749,680.340  102,089.544
Janice B. Case    5,736,578.886  115,190.998
Charles C. Harris           5,746,585.340  105,184.544
Leo J. Hill           5,757,510.886  94,258.998
Russell A. Kimball, Jr.  5,754,810.886               96,958.998
Norm R. Nielsen            5,741,207.886  110,561.998
Brian C. Scott    5,751,685.886  100,083.998
William W. Short, Jr.   5,749,745.340  102,024.544
John W. Waechter      5,757,110.886   94,658.998